QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.4

NICE SYSTEMS LTD.

2003 STOCK OPTION PLAN

        This 2003 Stock Option Plan of NICE Systems Ltd. (amending and restating the Company's prior employee stock option plan) was adopted by the Board of Directors of the Company on October 20, 2003, subject to the approval of the Company's shareholders which was obtained at the Company's Annual General Meeting of Shareholders on December 2, 2003. This 2003 Stock Option Plan amends and restates the Company's 1995 Employee Stock Option Plan (as so amended and restated, the "2003 Stock Option Plan" or the "Plan").

        1.    Purpose; Administration

          (a)    Purpose.    The Plan is hereby continued for the purpose of providing to certain employees, directors and officers of the Company and its subsidiary corporations (collectively referred to as the "Company"), and any present or future parent and/or subsidiary corporations of any such corporation (all of whom along with the Company being individually referred to as a "Participating Company" and collectively referred to as the "Participating Company Group"), in the form of options ("Options") to purchase ordinary shares, par value NIS 1.00 per share, of NICE Systems Ltd. (the "Ordinary Shares"), to further the advancement of the Participating Company Group and its businesses.

          (b)    Administration.    The Plan shall be administered by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein except for the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. The appointment of the Committee and the administration of the Plan by the Committee shall be in accordance with any applicable requirements of the Israeli Companies Law, Israeli tax law and any applicable non-Israeli tax, securities and other laws. Subject to the provisions of the Plan, the Board shall be authorized, from time to time, to: (i) determine the employees, directors and officers of the Participating Company Group to whom an Option or Options shall be granted ("Optionees"); (ii) determine the number of Ordinary Shares to be made subject to any Option; (iii) determine the date of grant of an Option; (iv) determine the type of Option to be granted; and (v) make any other determination deemed by the Board to be necessary or desirable for the administration of the Plan and any Option granted under the Plan. All questions of interpretation of the Plan or of any Option shall be determined by the Board, and such determinations shall be final and binding upon the Participating Company Group, each Optionee and their respective successors and assigns.

        2.    Additional Terms for Specific Jurisdictions; Non-Qualified Options.

        (a)   The Board may, from time to time, approve (and amend or modify from time to time) appendices setting forth any special requirements that are applicable to options granted to recipients in the various jurisdictions in which options may be granted under the Plan pursuant to applicable local laws and regulations, all of which appendices (as amended or modified from time to time) shall constitute an integral part of the Plan. Appendix "A" hereto attached sets forth the provisions applicable to options which may be granted to United States participants in the Plan.

        (b)   With respect to all Optionees, an Option may be a "non-qualified stock option" (an option not intended to be an incentive stock option) or an option of a similar type as provided under the laws of any applicable jurisdictions.

        3.    Eligibility.    Options may be granted only to directors, officers and other employees of the Participating Company Group. The Board shall, in its sole discretion, determine which eligible persons shall be granted Options. An Optionee may, if otherwise eligible, be granted additional Options.

        4.    Shares Subject to Option.    Options shall be options for the purchase of Ordinary Shares or ADRs (as defined below), subject to adjustment as provided in paragraph 9 below. Subject to adjustment as provided in paragraph 9 below, with respect to calendar year 2003, the maximum number of Ordinary Shares that may be issued pursuant to Options granted under the Plan shall be 500,000; provided that such maximum number of Ordinary Shares shall increase each year after calendar year 2003 by the lesser of (x) 300,000 Ordinary Shares or (y) two percent (2%) of the total number of outstanding Ordinary Shares as of December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, an Optionee may elect at the time of exercise of an Option to purchase, in lieu of Ordinary Shares, an equal number of the Company's American Depositary Receipts ("ADRs"), each of which represents one American Depositary Share which, in turn, represents one Ordinary Share. Options may not be exercised for a combination of Ordinary Shares and ADRs.

        5.    Time for Granting Options.    The Plan shall continue until terminated by the Board or until all of the Ordinary Shares reserved for issuance under the Plan have been issued, whichever shall first occur.

        6.    Terms, Conditions and Form of Options.    Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of Ordinary Shares for which the Option shall be granted, the exercise price of the Option, the exercisability of the Option, and all other terms and conditions of the Option not inconsistent with the Plan. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of Ordinary Shares covered thereby, in such form as the Board shall from time to time establish, and shall comply with and be subject to the following terms and conditions:

          (a)   Exercise Price.    The exercise price per share for each Option shall be equal to the closing sales price of one ADR as quoted on the NASDAQ market on the most recent date prior to the date of the resolution of the Board to grant the Option (such date, the "Date of Grant") for which a closing sales price was quoted.

          (b)   Exercise Period of Options.    Unless otherwise determined by the Board as of the Date of Grant, each Option granted under the Plan shall have a term of six years, commencing on the Date of Grant.

          (c)   Vesting/Exercisability of Options.    Unless otherwise determined by the Board, Options granted under the Plan shall become vested and exercisable with respect to twenty five percent (25%) of the Ordinary Shares covered thereby on the first anniversary of the Date of Grant, and the remainder, once every quarter thereafter (6.25% per quarter), provided that the Optionee is employed by or providing services to the Participating Company Group as of each such vesting date.

          (d)   Payment of Exercise Price.    Payment of the exercise price for the number of Ordinary Shares (or ADRs) being purchased pursuant to any Option shall be made (i) in cash, by certified check or money order, or such cash equivalent as is approved by the Board or any committee thereof, (ii) by the assignment of the proceeds of a sale of some or all of the Ordinary Shares (or ADRs) being acquired upon the exercise of an Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System), or (iii) by a combination thereof. The Board may at any time or from time to time, by any permissible means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict one or more forms of consideration.

          (e)   Manner of Exercise.    Exercise of an Option shall be effected by way of a notice of exercise which shall be in a form determined by the Company from time to time (the "Exercise Notice"). The Exercise Notice shall be delivered by the Optionee to the offices of the Company on one of the Company's days of business and shall be addressed to the Company. Payment in full of the exercise price of the Option (or portion thereof) being exercised, unless such Option exercise is to be effected pursuant to paragraph 6(d)(ii) of the Plan. Once delivered to the Company the Exercise Notice shall be irrevocable.

          (f)    The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedures for the exercise of Options by means of an assignment of the proceeds of a sale of some or all of the Ordinary Shares to be acquired upon such exercise.

        7.    Termination of Employment or Services.    In the event that an Optionee's employment with, or services to, the Participating Company Group is terminated, the provisions of this paragraph 7 shall apply to Options held by such Optionee. For purposes of the Plan, "Termination Date" shall mean the effective date on which an Optionee's employment or services to the Participating Company Group is terminated. The transfer of an Optionee from one member of the Participating Company Group to another shall not be deemed a termination of employment or services.

          (a)   In the event that the Optionee's employment with or service to the Participating Company Group is terminated (i) for Cause (as defined below) or (ii) under circumstances under which the Optionee is not entitled to severance pay pursuant to any local law or regulation, any non-vested Option, then held by such Optionee shall immediately expire and be forfeited as of the Termination Date. For purposes of the Plan, unless otherwise defined in the agreement evidencing a particular Option or an employment agreement between the Company and the relevant individual, "Cause" means an individual's (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit, (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (v) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company.

          (b)   In the event that an Optionee's employment with or service to the Participating Company Group is terminated by reason of his or her death or disability, with respect to any Option held by such Optionee as of the Termination Date, (i) the portion of any such Option which is not vested and exercisable as of the Termination Date shall immediately expire and be forfeited as of the Termination Date and (ii) the portion of any such Option which is vested and exercisable as of the Termination Date shall remain exercisable by the Optionee (or such Optionee's heirs, distributees or estate, as the case may be) until the first anniversary of such Termination Date, after which period it shall expire and be forfeited. For purposes of the Plan, "disability" shall mean the inability of an Optionee to fulfill his or her position as a result of injury and/or disease for a period of at least six consecutive months.

          (c)   In the event that the Optionee's employment with or service to the Participating Group is terminated other than as set forth in subparagraphs (a) or (b) above, with respect to any Option then held by such Optionee, (i) the portion of any such Option which is not vested and exercisable as of the Termination Date shall immediately expire and be forfeited as of the Termination Date and (ii) the portion of any such Option which is vested and exercisable as of the Termination Date shall remain exercisable in accordance with the terms of the Plan and the applicable Option agreement for a period of 90 days following the Termination Date, after which date it shall expire and be forfeited.

        8.    Change in Control of the Company.    In the event of a Change in Control (as defined below), the Board shall have the discretion to:

          (a)   accelerate the vesting and exercisability of an Option; or

          (b)   determine that an Option be replaced by or converted into an equivalent option in the resulting entity.

        For purposes of the Plan, a "Change in Control" shall mean the first to occur of the following:

          (i)    any Person (within the meaning of Section 3(a)(9) of the U.S. Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Ordinary Shares of the Company, is or becomes the "beneficial owner" (within the meaning set forth in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

          (ii)   the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (iii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

          (iv)  the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 25% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        9.    Effect of Change in Shares Subject to Plan.    In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Ordinary Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees under the Plan, then the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of Ordinary Shares or other securities which may thereafter be issued in connection with Options, (ii) the number and kind of Ordinary Shares or other securities issued or issuable in respect of outstanding Options, and (iii) the exercise price of any Option. The Board activities and determinations required under this section may not be delegated or assigned to the Committee.

        10.    Withholding; Other Taxes; Information.    The Company may, in its discretion, require that, prior to the delivery of a certificate or certificates representing Ordinary Shares or ADRs, the Optionee: (a) pay in the form of cash or certified check or money order to the Company any amount as the Company determines that it is required to withhold under applicable national, state or local tax laws in respect of the exercise of an Option or the transfer of Ordinary Shares, which amounts may, in the Company's discretion and subject to applicable law, in the alternative be withheld from the Optionee's salary, wages or other compensation payments; (b) agree to be responsible for, and indemnify the Company from and against, any claim for payment of any other tax or duty that may become payable in connection with the exercise of an Option or the transfer of Ordinary Shares, which amounts may, in the Company's discretion and subject to applicable law, in the alternative be withheld from the Optionee's salary, wages or other compensation payments; and (c) agree to, if requested at any time by the Company, provide to the Company within 10 calendar days of such request, any information regarding the transfer or other disposition of Ordinary Shares reasonably required by the Company in order for the Company to comply with applicable local laws and regulations or obtain any benefits thereunder.

        11.    Provision of Information.    Each Optionee shall be given access to information concerning the Company equivalent to that information generally made available to the Company's shareholders.

        12.    Options Non-Transferable; Limitations on Transfers of ADRs and Ordinary Shares.    Unless otherwise provided by the Board, during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, and no Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Any ADRs or Ordinary Shares acquired upon exercise of Options shall be transferable only in accordance with applicable securities and other local laws, and may be subject to substantial statutory or regulatory restrictions on transfer except to the extent exemptions (whether by registration or otherwise) are available.

        13.    Termination or Amendment of Plan or Options.    The Board, may terminate or amend the Plan or any Option at any time. In any event, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the written consent of the Optionee. Any determination relating to the amendment or termination of the Plan may not be delegated or assigned to the Committee

Appendix A

NICE SYSTEMS LTD.
2003 STOCK OPTION PLAN

U.S. Optionees—Incentive Stock Option Requirements

        Notwithstanding anything to the contrary contained in the Plan, for an Option to qualify as an "incentive stock option" within the meaning of section 422 of the Code ("ISO"), the following requirements shall apply:

        1.     Solely individuals who are employees of the Company or a parent corporation or subsidiary corporation of the Company (as defined in section 424(e) and 424(f) of the Code) shall be eligible for the grant of an ISO.

        2.     The exercise price per share under each ISO shall be not less than 100% of the fair market value of an Ordinary Share on the date of grant of such ISO; provided that the exercise price per share under each ISO granted to an Optionee who, on the date of grant, owns stock possessing more than 10% of the total combined voting power of the Company or a parent corporation or subsidiary corporation of the Company (as defined in section 424(e) and 424(f) of the Code) shall not be less than 110% of the fair market value of an Ordinary Share on the date of grant of such ISO.

        3.     No ISO shall be exercisable for more than 10 years from its date of grant; provided that an ISO granted to an Optionee who, on the date of grant, owns stock possessing more than 10% of the total combined voting power of the Company or a parent corporation or subsidiary corporation of the Company (as defined in section 424(e) and 424(f) of the Code), shall not be exercisable for more than 5 years from its date of grant.

        4.     The aggregate fair market value (determined at the time of grant) of the Ordinary Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of the Company or any subsidiary or parent corporation of the Company (as defined in section 424(e) and 424(f) of the Code)) shall not exceed $100,000.

        5.     For purposes of the Optionee of an ISO, the term "disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, all as described in section 22(e)(3) of the Code.

        6.     For all purposes of this Appendix A, the term "fair market value" as of any date shall mean the closing sales price of the Company's American Depositary Receipts (ADRs) on the trading date immediately preceding such date as quoted on NASDAQ, or, if there have been no quoted closing sales prices with respect to the ADRs or if the NASDAQ is not open for business on such trading date, as determined by the Board in good faith.

QuickLinks

  Exhibit 4.4
NICE SYSTEMS LTD. 2003 STOCK OPTION PLAN
  Appendix A